Exhibit 10(i)(i)

CONSULTING AGREEMENT

Agreement, dated as of the 15th day of December 2003, by and between ARROW ELECTRONICS, INC., a corporation organized and existing under the laws of the State of New York and having an address at 50 Marcus Drive, Melville, New York, New York 11747 (the "Company"), and ROBERT E. KLATELL, 1094 Ponus Ridge Road, New Canaan, Connecticut 06840 (the "Consultant").

WHEREAS, the Consultant is currently serving as an Executive Vice President of the Company, pursuant to the Employment Agreement, dated as of the 1st day of January 1998 (the "Employment Agreement");

WHEREAS, the Consultant's "Employment Period" under the Employment Agreement will terminate on December 31, 2003 when the Consultant will retire from the Company and resign as a director of the Company (the "Retirement Date");

WHEREAS, the Company wishes to avail itself of the Consultant's knowledge, expertise and experience by hiring the Consultant as a consultant for a period of twelve months following the Retirement Date; and

WHEREAS, the Consultant is willing to serve as a consultant to the Company during such period upon the terms and conditions set forth below;

NOW THEREFORE, the Company and the Consultant agree as follows:

  Consultancy Services .
    The Consultant agrees that, commencing on January 1, 2004 (the "Commencement Date") and continuing until December 31, 2004 (the "End Date"), or such lesser period as provided for in Section 5 hereof (the "Consulting Period"), he shall provide to the Company and its subsidiaries consulting services and advice and shall participate in various external activities and events for the benefit of the Company, as reasonably requested from time to time upon reasonable prior notice by the Chief Executive Officer ("CEO") of the Company; provided, however, that during the period commencing on January 1, 2004 and ending on December 31, 2004 or such earlier date as provided in Section 5, the Consultant shall be available to provide services pursuant to this Agreement for a minimum of six consulting days per month. As part of the services rendered under this Agreement, the Consultant shall continue to serve as a member of the Board of Directors of Marubun Arrow until requested to resign from such position by the CEO.
    The Company acknowledges and agrees that, except as provided in Section 3 hereof, the Consultant shall not be restricted in any manner whatsoever by this Agreement from providing services to any other person or entity and that the agreements set forth herein are entered into upon a non-exclusive basis.
    The Consultant shall not, by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company, except as may be expressly stated in a written delegation of such authority from the CEO.

2. Compensation .

(a) Consulting Fees . The Consultant will be entitled to payment from the Company for services rendered hereunder at the rate of $3,500 per day. The minimum consulting fee of $21,000 per month shall be made monthly in advance on the first business day of each month.

(b) Office and Expenses . The Company will provide the Consultant with office and administrative support appropriate for the level and location of the Consultant's business activity on behalf of the Company. The Company will reimburse the Consultant for out-of-pocket travel, lodging, entertainment, and other appropriate expenses reasonably incurred in the course of the performance of the Consultant's services and otherwise in accordance with Arrow's standard travel and entertainment policy for employees (or for executive officers of the Company if there is a different policy for them).

(c) Billing; Sole Compensation . The Consultant will bill Arrow monthly for the consulting fees and expenses referred to in (a) and (b) above, subject to a minimum fee of $21,000 per month. Such fees and expenses represent the sole compensation due to the Consultant from Arrow under the terms of this Agreement. The Consultant shall be solely responsible for payment of applicable taxes in respect of the payments made to him under this Agreement.

(d) Physical Examination . During the Consulting Period, Consultant will be entitled to one personal physical examination at the Cooper Clinic on a basis consistent with past practice.

(e) Vesting . Any unvested options to acquire stock of the Company held by the Consultant on the Retirement Date shall become fully vested on such date and shall be exercisable for three years from such date. Any unvested restricted Company stock held by the Consultant on the Retirement Date will vest on such date.

(f) Insurance . During the Consulting Period, the Company shall provide the Consultant with accident insurance coverage in the amount of $1,000,000 with respect to accidents which occur while the Consultant is on Company business and with medical insurance coverage or medical expense reimbursement covering medical expenses incurred by the Consultant outside the United States while the Consultant is on Company business.

3. Non-Competition, etc. During the Consulting Period and for a period of two years (one year in the case of (d)) after the termination of the Consulting Period, the Consultant shall not, directly or indirectly:

(a) Disclosure of Information . Use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law): (i) any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment or consultancy; or (ii) any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates.

(b) Non-Competition . Without the prior written consent of the Company, engage or become interested in the United States, Canada, Mexico, Asia or anywhere in the world (whether as a director, officer, employee, partner, consultant, or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates ( provided, however, that nothing contained herein shall prevent the Consultant from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System);

(c) Solicitation . Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which at the time is (or at any time during the preceding twelve months was) a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or

(d) Employment . Employ or retain, or arrange to have any other person, firm or other entity employ or retain, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

The Consultant shall promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Consultant may have in any business, which business could reasonably be construed to be competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates.

4. Indemnity . The Company shall indemnify the Consultant for any claim arising out of or in connection with the Consultant's services as a consultant pursuant to the terms of this Agreement in the same manner and to the same extent as the Company or such subsidiary, as the case may be, indemnifies its then current officers.

5. Early Termination of Consulting Period; Compensation Upon Termination .

(a) Early Termination of Consulting Period - General . Notwithstanding anything in herein to the contrary, the Consulting Period shall terminate on the death or Disability of the Consultant or a termination of the Consultant's services by the Company for Cause or without Cause.

      For purposes of this Agreement, " Cause " shall mean the Consultant's (A) willful and continued failure to perform substantially his duties hereunder, (B) gross negligence or serious misconduct, (C) the Consultant's conviction for the commission of a felony or (D) the material breach by the Consultant of any provision of this Agreement. No act or failure to act by the Consultant shall be considered Cause unless the Company has given written notice thereof to the Consultant and, where remedial action is feasible, he has failed to remedy the act or omission within thirty days after receiving such notice. No act, or failure to act, shall be considered "willful" unless done, or omitted to be done, by the Consultant in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.
      For purposes of this Agreement, " Disability " shall mean that the Consultant has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) at least four consecutive months or (B) more than six months in any twelve month period.

(b) Compensation Upon Any Termination of the Consulting Period . Upon any termination of the Consulting Period on or prior to the End Date, the Company shall pay or cause to be paid to the Consultant (or, if applicable, the Consultant's beneficiary, as elected by the Consultant in accordance with such procedures as may be established by the Company from time to time (the "Beneficiary") (i) within ten business days following such termination, any compensation payable pursuant to Section 2 hereof that has been earned prior to the date of such termination and not yet paid (such payments, the "Accrued Amounts").

(c) Compensation Upon Termination by the Company without Cause or Upon the Consultant's Death or Disability . If the Consulting Period is terminated pursuant to Section 5(a) prior to the End Date due to the termination of the Consultant's services by the Company without Cause or the Death or Disability of the Consultant, the Company shall pay or cause to be paid to the Consultant, within ten business days following such termination, a lump sum cash payment equal to the minimum consulting fees that would have been paid to the Consultant during the period beginning on the date of such termination and ending on the End Date, such amount to be discounted to its present value using the federal funds rate.

6. Independent Contractor . The Consultant is an independent contractor and nothing in this Agreement shall be construed to create an employee relationship between Company and Consultant.

  Separability . The Consultant agrees that the provisions of Section 3 constitute independent and separable covenants which shall survive the termination of the Consulting Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Consultant may have under any other provisions hereof. In addition, (a) any provisions which by their terms contemplate the making of payments or the taking of other actions following the termination of the Consulting Period shall survive the termination of the Consulting Period and (b) Section 4 hereof shall survive the termination of the Consulting Period.
  Specific Performance . The Consultant acknowledges that (a) the services to be rendered under the provisions of this Agreement and the obligations of the Consultant assumed herein are of a special, unique and extraordinary character; (b) it would be difficult or impossible to replace such services and obligations; (c) the Company, its subsidiaries and affiliates will be irreparably damaged if the provision hereof are not specifically enforced; and (d) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by the Consultant. By virtue thereof, the Consultant agrees and consents that if he violates any of the provisions of this Agreement, in addition to any other rights and remedies available under this Agreement or otherwise, the Company shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the Consultant from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.
  Miscellaneous

(a) Entire Agreement; Amendment . This Agreement constitutes the whole agreement between the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of the Consultant not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall adversely affect the rights of the Consultant under any benefit plan, program or arrangement in which he is participating immediately prior to the commencement of the Consulting Period.

(b) Assignment . This Agreement is not assignable by the Company without the written consent of the Consultant, or by the Consultant without the written consent of the Company, and any purported assignment by either party of such party's rights and/or obligations under this Agreement shall be null and void.

(c) Waivers. etc. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term of any other term of this Agreement on that or any other occasion.

(d) Provisions Overly Broad . In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the Court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

(e) Notices . Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the third business day following the date of mailing:

(i) if to the Consultant to, to him at his last known home address as reflected on the books and records of the Company.

(ii) if to the Company to:

Arrow Electronics, Inc.

50 Marcus Drive

Melville, New York 11747

Attention: Senior Vice President and General Counsel;

provided, however, that either party may, by notice to the other, change his or its address for notice hereunder.

(f) Governing Law and Consent to Jurisdiction .

(i) This Agreement shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.

(ii) Any judicial proceeding brought with respect to this agreement must be brought in a court of competent jurisdiction in the State of New York, and, by execution and delivery of this agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE ADVERSE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARROW ELECTRONICS, INC.

By: /s/ Peter S. Brown

Name: Peter S. Brown

Title: Senior Vice President

CONSULTANT

/s/ Robert E. Klatell

ROBERT E. KLATELL